Exhibit 5.1

[Letterhead of American Equity Investment Life Holding Company]

June 4, 2020

American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

Re:	American Equity Investment Life Holding Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and have acted in such capacity in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 5,038,088 shares (the “Shares”) of the Company’s Common Stock, par value $1 per Share (the “Common Stock”), issuable under the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, I have examined and relied upon the following: (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Articles of Incorporation of the Company, as amended to date and in effect on the date hereof; (iv) the Third Amended and Restated Bylaws of the Company, as in effect on the date hereof; (v) the Plan; (vi) the approval of the Plan by the shareholders of the Company at the annual meeting of the Company held on June 4, 2020; and (vii) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, I have also assumed that (i) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Shares will be duly recorded in the books and records of the Company; and (iii) each award agreement and the issuance of any Shares will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

I am a member of the Bar in the State of Iowa and my opinion set forth herein is limited to the Iowa Business Corporation Act and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any non-Opined on Law on the opinion herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Renee D. Montz

Renee D. Montz
Executive Vice President, General Counsel and Secretary